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                                                                  EXHIBIT 99.4

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Citizens Holding Corporation
Clearwater, Florida:

We have audited the accompanying consolidated balance sheets of Citizens Holding Corporation and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the related statements of earnings, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and cash flows for the each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/ HACKER, JOHNSON, COHEN & GRIEB PA
Tampa, Florida
January 9, 1998, except for Note 18, as to which
  the date is April 6, 1998